Talla, Inc.

Talla powers your teams with insights, automated workflows, and artificial intelligence to help them scale up to meet a growing workload. Customer requests are met with a rapidly delivered and accurate solution.



Invest

$99.11 minimum investment

Deadline April 27, 2021
in 2 months

Share Price
$0.17

Total Raised
$0

Valuation
$19,790,896

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCING TALLA, INC.

Talla is an AI and automation platform that is design to transform the way businesses deliver customer support. Use Talla to automate answering support inquiries, give reps everything they need at their fingertips, and ensure your information is always accurate. Talla integrates with your existing systems and workflows to build machine learning models of common tasks, answer known questions, and make every rep more productive. Start using the most accurate AI-powered performance on the market to reduce resolution times, eliminate unnecessary escalations, and improve customer satisfaction. Talla was founded in 2015 and is based in Boston, MA.

Talla powers your teams with insights, automated workflows, and artificial intelligence to help them scale up to meet a growing workload. Customer requests are met with a rapidly delivered and accurate solution.

How Talla Works:

Deploying Talla for your organization requires minimum resources as it leverages your existing documentation and processes. And with an intuitive training portal that discovers what it doesn't know and learns from your team, Talla can provide even more value over time. Provide 24/7 automated support with natural language processing, and drive quick resolutions. As your first line of support, Talla can guide customers through complex inquiries to limit agent escalation. Talla uses natural and systems-based language to determine a context for automation. For instance, a simple question may require an answer whereas a change in workforce due to illness or absence may require a learnable sequence of ways to tie the systems together in a seamless manner.

For Customers:

Give your agents the tools and insights to quickly resolve customer issues, and decrease resolution times by 25%. Integrate Talla into agents' workspace to provide instant access without adding more screens.

For Agents:

Keep your team operating at peak efficiency by automating common sales and support workflows. Automate them the way you want, for any of the tools you already use, and ensure that your team is focused on actions and decisions instead of clicks.

Learn more about Talla, Inc. at talla.com.

USE OF PROCEEDS

If the offering's maximum amount of $1,070,000 is raised:

Use	Value	% of Proceeds
Marketing	$374,500	35.0%
Engineering	$160,500	15.0%
Business Development	$321,000	30.0%
Customer Success	$161,570	15.1%
Intermediary fees	$52,430	4.9%

TERMS

This is an offering of Common Stock , under registration exemption 4(a)(6), in Talla Inc., doing business as Talla, Inc.. This offering must raise at least $10,000 by April 27, 2021 at 12:59am ET. If this offering doesn't reach its *target*, then your money will be refunded. Talla, Inc. may issue additional securities to raise up to $1,070,000, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

122,711,150 shares
× $0.17 per share

$20,860,896 implied valuation

FINANCIALS

Talla, Inc.'s official name is Talla Inc., so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

UPDATES

Feb 24, 2021 • Primary offering of 6,294,117 shares at $0.17

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